EXHIBIT 99.1

PRESS RELEASE

Immediate
Catharine S. Bower - (610) 369-6618
Gary L. Rhoads - (610) 369-6341

NATIONAL PENN BANCSHARES, INC. DECLARES CASH DIVIDEND, FORMALIZES LEAD INDEPENDENT DIRECTOR

Boyertown, PA, July 27, 2005 - - The Board of Directors of National Penn Bancshares, Inc. has declared a third quarter cash dividend of $.20 per share for shareholders of record on August 6, 2005. The cash dividend will be paid August 17, 2005.

National Penn Bancshares has approximately 34.6 million common shares outstanding as of July 27, 2005.

The Board of Directors also acted to formalize the position of lead independent director, a role currently performed by Kenneth A. Longacre, Chairman of the Nominating/Corporate Governance Committee. As the director formally designated as lead independent director, Mr. Longacre will continue to coordinate the activities of the other non-employee independent directors, chair the meeting of the non-employee independent directors in executive session, and coordinate Board meetings, agenda and related matters with Chairman and CEO Wayne R. Weidner.

National Penn Bancshares, Inc. is a $4.59 billion financial services company operating 73 community offices in southeastern Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, and The Peoples Bank of Oxford divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland. National Penn Investors Trust Company, with client assets approaching $1.5 billion, provides trust and investment management services as well as brokerage services marketed through National Penn Investment Services and provided by Primevest Financial Services, Inc.; and investment advisory services provided through FirstService Capital, Inc. National Penn Bancshares also provides mortgage banking activities through National Penn Mortgage Company; insurance services through National Penn Insurance Agency, Inc.; and equipment leasing services through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the NASDAQ Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on the company's Web site at www.nationalpennbancshares.com.

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